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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       TO

                                    FORM T-3
                            ------------------------
            FOR APPLICATION FOR QUALIFICATION OF INDENTURE UNDER THE
                          TRUST INDENTURE ACT OF 1939

                      POLYTAMA INTERNATIONAL FINANCE B.V.
                                    (ISSUER)

                             P.T. POLYTAMA PROPINDO
                                  (GUARANTOR)
                              (NAME OF APPLICANT)

          C/O MEESPIERSON TRUST B.V.                  MIDPLAZA 2 BUILDING, 20TH FLOOR
            AERT VAN NESSTRAAT 45                     JALAN JEND. SUDIRMAN KAV, 10-11
                  4TH FLOOR                                    JAKARTA 10220
              3012 CA ROTTERDAM,                                 INDONESIA
               THE NETHERLANDS                             (011)(62)(21) 570-3883
            (011)(31)(10) 403-5843                    (ADDRESS AND TELEPHONE NUMBER OF
  (ADDRESS AND TELEPHONE NUMBER OF ISSUER'S       GUARANTOR'S PRINCIPAL EXECUTIVE OFFICES)
         PRINCIPAL EXECUTIVE OFFICES)

          SECURITIES TO BE ISSUED UNDER THE INDENTURE TO BE QUALIFIED

                     TITLE OF CLASS                                                AMOUNT
                GUARANTEED SECURED NOTES                                       US$200,000,000
                    DUE JUNE 15, 2007

                 APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
    As promptly as possible after the Effective Date of this Application for
                                 Qualification

                     NAME AND ADDRESS OF AGENT FOR SERVICE:
                             CT CORPORATION SYSTEM
                                 1633 BROADWAY
                            NEW YORK, NEW YORK 10069
                                 (212) 245-4107

                                    COPY TO:
                             JEROME L. COBEN, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             300 SOUTH GRAND AVENUE
                           LOS ANGELES, CA 90071-3144

     The Obligor hereby amends this application for qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of a further amendment which specifically states that it shall supersede this amendment, or (ii) such date as the Commission, acting pursuant to Section 307(c) of the Act, may determine upon the written request of the obligor.

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

          CONTENTS OF AMENDMENT NO. 2 TO APPLICATION FOR QUALIFICATION

     This Amendment No. 2 ("Amendment No. 2 to the Application") to the applicants' Application for Qualification of Indenture on Form T-3 filed on July 13, 1998 (File No. 022-22385) (the "Application") is submitted to file the Supplement to the Consent Solicitation Statement dated August 13, 1998. Unless otherwise defined, capitalized terms used herein have the same meanings as provided in the Application.

     This Amendment No. 2 to the Application comprises:

     (a) Pages numbered one to five, consecutively;

     (b) The statement of eligibility and qualification of the Trustee under the Indenture to be qualified (on Form T-1 hereby incorporated by reference to Exhibit 99 to Amendment No. 1 to the Application ("Amendment No. 1 to the Application") filed on July 28, 1998);

     (c) The following exhibits:

        (i)     Exhibit T3A.1   --   Articles of Association of the Issuer (filed with
                                     Registration Statement on Form F-1 (333-6854), Exhibit No.
                                     3.1, and incorporated herein by reference).

        (ii)    Exhibit T3A.2   --   Articles of Association of the Company (filed with
                                     Registration Statement on Form F-1 (333-6854), Exhibit No.
                                     3.2, and incorporated herein by reference).

        (iii)   Exhibit T3B     --   Not applicable.

        (iv)    Exhibit T3C.1   --   Indenture dated as of June 1, 1997 between the Issuer, the
                                     Company, as Guarantor, and the Bank of New York, as Trustee
                                     (filed with Registration Statement on Form F-1 (333-6854),
                                     Exhibit No. 4.1, and incorporated herein by reference).

        (v)     Exhibit T3C.2   --   Form of First Supplemental Indenture to be dated as of
                                               , 1998 between the Issuer, the Company, as
                                     Guarantor, and the Bank of New York, as Trustee
                                     (incorporated by reference to Exhibit T3C.2 to the
                                     Application).

        (vi)    Exhibit T3D     --   Not applicable.

        (vii)   Exhibit T3E.1   --   Consent Solicitation Statement, dated July 13, 1998
                                     (incorporated by reference to Exhibit T3E.1 to the
                                     Application).

        (viii)  Exhibit T3E.2*  --   Supplement to the Consent Solicitation Statement, dated
                                     August 13, 1998.

        (ix)    Exhibit T3E.3   --   Consent Form, dated July 13, 1998 (incorporated by reference to Exhibit T3E.2 to the Application).

        (x)     Exhibit T3E.4   --   Revised Consent Form, as distributed to Holders of the Notes on July 14, 1998 (incorporated by reference to Exhibit T3E.3 to Amendment No. 1 to the Application).

        (xi)    Exhibit T3E.5   --   Letter to Brokers, Dealers, Commercial Banks, Trust
                                     Companies and Other Nominees, dated July 13, 1998
                                     (incorporated by reference to Exhibit T3E.3 to the
                                     Application).

        (xii)   Exhibit T3E.6   --   Letter to Brokers, Dealers, Commercial Banks, Trust
                                     Companies and Other Nominees, dated July 14, 1998
                                     (incorporated by reference to Exhibit T3E.5 to Amendment No.
                                     1 to the Application).

        (xiii)  Exhibit T3E.7   --   Letter to Holders, dated July 14, 1998 (incorporated by
                                     reference to Exhibit T3E.6 to Amendment No. 1 to the
                                     Application).

        (xiv)   Exhibit T3F     --   Cross-Reference Sheet (incorporated by reference to Exhibit
                                     T3F to the Application).

        (xv)    Exhibit 99      --   Form T-1 Statement of Eligibility under the Trust Indenture
                                     Act of 1939, as amended, of the Bank of New York, as Trustee with respect to the Modified Notes (incorporated by
                                     reference to Exhibit 99 to Amendment No. 1 to the
                                     Application).

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* Filed herewith. All other exhibits have been previously filed.

                                   SIGNATURE

     Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, Polytama International Finance B.V., a corporation organized and existing under the laws of The Netherlands, has duly caused this Amendment No. 2 to the Application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Rotterdam, The Netherlands on August 10, 1998.

(SEAL)                                    POLYTAMA INTERNATIONAL FINANCE B.V.

                                          MeesPierson Trust B.V., in its
                                          capacity as
                                          Managing Director

                                          By:    /s/  DORINE C. VAN DER POEL

                                          --------------------------------------
                                              Name: Dorine C. van der Poel
                                              Title:  Authorized Signatory

Attest:       /s/  A. HAKSTEEG

--------------------------------------
       Name: A. Haksteeg
       Title:  Authorized Signatory

                                   SIGNATURE

     Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, P.T. Polytama Propindo, a corporation organized and existing under the laws of the Republic of Indonesia, has duly caused this Amendment No. 2 to the Application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Jakarta, Indonesia on August 7, 1998.

(SEAL)                                    P.T. POLYTAMA PROPINDO

                                          By: /s/ HONGGO WENDRATNO
                                            ------------------------------------
                                            Name: Honggo Wendratno
                                            Title: President Director

Attest: /s/ HORACIO U. MARASIGAN
      -------------------------------------------------------
      Name: Horacio U. Marasigan
      Title: Director/Principal Financial Officer

                                 EXHIBIT INDEX

   EXHIBIT                                   DESCRIPTION
   -------                                   -----------
Exhibit T3A.1   --   Articles of Association of the Issuer (filed with
                     Registration Statement on Form F-1 (333-6854), Exhibit No.
                     3.1, and incorporated herein by reference).
Exhibit T3A.2   --   Articles of Association of the Company (filed with
                     Registration Statement on Form F-1 (333-6854), Exhibit No.
                     3.2, and incorporated herein by reference).
Exhibit T3B     --   Not applicable.
Exhibit T3C.1   --   Indenture dated as of June 1, 1997 between the Issuer, the
                     Company, as Guarantor, and the Bank of New York, as Trustee
                     (filed with Registration Statement on Form F-1 (333-6854),
                     Exhibit No. 4.1, and incorporated herein by reference).
Exhibit T3C.2   --   Form of First Supplemental Indenture to be dated as of
                                 , 1998 between the Issuer, the Company, as
                     Guarantor, and the Bank of New York, as Trustee
                     (incorporated by reference to Exhibit T3C.2 to the
                     Application).
Exhibit T3D     --   Not applicable.
Exhibit T3E.1   --   Consent Solicitation Statement, dated July 13, 1998
                     (incorporated by reference to Exhibit T3E.1 to the
                     Application).
Exhibit T3E.2*  --   Supplement to the Consent Solicitation Statement, dated
                     August 13, 1998.
Exhibit T3E.3   --   Consent Form, dated July 13, 1998 (incorporated by reference to Exhibit T3E.2 to the Application).
Exhibit T3E.4   --   Revised Consent Form, as distributed to Holders of the Notes on July 14, 1998 (incorporated by reference to Exhibit T3E.3 to Amendment No. 1 to the Application).
Exhibit T3E.5   --   Letter to Brokers, Dealers, Commercial Banks, Trust
                     Companies and Other Nominees, dated July 13, 1998
                     (incorporated by reference to Exhibit T3E.3 to the
                     Application).
Exhibit T3E.6   --   Letter to Brokers, Dealers, Commercial Banks, Trust
                     Companies and Other Nominees, dated July 14, 1998
                     (incorporated by reference to Exhibit T3E.5 to Amendment No.
                     1 to the Application).
Exhibit T3E.7   --   Letter to Holders, dated July 14, 1998 (incorporated by
                     reference to Exhibit T3E.6 to Amendment No. 1 to the
                     Application).
Exhibit T3F     --   Cross-Reference Sheet (incorporated by reference to Exhibit
                     T3F to the Application).
Exhibit 99      --   Form T-1 Statement of Eligibility under the Trust Indenture
                     Act of 1939, as amended, of the Bank of New York, as Trustee with respect to the Modified Notes (incorporated by
                     reference to Exhibit 99 to Amendment No. 1 to the
                     Application).

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* Filed herewith. All other exhibits have been previously filed.